                                                                  EXHIBIT 99.(k)




VEDDER PRICE                    VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                                222 NORTH LASALLE STREET
                                CHICAGO, ILLINOIS 60601-1003
                                312-609-7500
                                FACSIMILE: 312-609-5005


                                A PARTNERSHIP INCLUDING VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.
                                WITH OFFICES IN CHICAGO AND NEW YORK CITY


                                June 2, 1999
Driehaus Mutual Funds
25 East Erie Street
Chicago, Illinois 60611

Ladies and Gentlemen:

         Reference is made to Post-Effective Amendment No. 7 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Driehaus Mutual Funds (the "Fund") in connection with the public offering from time to time of units of beneficial interest, no par value ("Shares"), in the Driehaus International Growth Fund, the Driehaus International Discovery Fund, the Driehaus European Opportunity Fund, the Driehaus Asia Pacific Growth Fund, and the Driehaus Emerging Markets Growth Fund (each, a "Portfolio" and collectively, the "Portfolios").

         We have acted as counsel to the Fund since its inception, and in such capacity are familiar with the Fund's organization and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the foregoing, and assuming that the Fund's Declaration of Trust dated May 31, 1996, as amended by the Written Instrument Amending Section
2.4 of Article II of the Declaration of Trust dated November 9, 1998 (the "Declaration of Trust"); the Written Instruments Establishing and Designating the Driehaus Asia Pacific Growth Fund and the Driehaus Emerging Markets Growth Fund dated December 18, 1997, the Written Instrument Establishing and Designating the Driehaus International Discovery Fund dated September 11, 1998, and the Written Instrument Establishing and Designating the Driehaus European Opportunity Fund dated November 9, 1998; and the Amended and Restated By-Laws of the Fund dated June 4, 1996, as amended September 25, 1996, November 9, 1998, and December 21, 1998, are presently in full force and effect and have not been amended in any respect except as provided in the above-referenced documents and that the resolutions adopted by the Board of Trustees of the Fund on June 3, 1996, September 25, 1996, December 18, 1997, February 25, 1998, September 11, 1998, and November 9, 1998, relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Fund is a validly existing voluntary association with transferrable shares under the laws of the State of Delaware and is authorized to issue an unlimited number of Shares in the Portfolios; and (b) presently and upon such further issuance of the Shares in accordance with the Fund's Declaration of Trust and the receipt by the Fund of a purchase price not less than the net asset value per Share, and assuming that the Fund continues to validly exist as provided in (a) above, the Shares are and will be legally issued and outstanding, fully paid and nonassessable.

         This opinion is solely for the benefit of the Fund, the Fund=s Board of Trustees and the Fund=s officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.

                                              Very truly yours,


                                              VEDDER, PRICE, KAUFMAN & KAMMHOLZ


COK/DAS